Exhibit (d)(3)
LIMITED GUARANTY
     This Limited Guaranty, dated as of September 2, 2010 (this “Limited Guaranty”), is delivered by 3G Special Situations Fund II L.P., a Cayman limited partnership (the “Guarantor”), in favor of Burger King Holdings, Inc., a Delaware corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, Blue Acquisition Holding Corporation, a Delaware corporation (“Parent”), and Blue Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”). Each of the Guarantor and the Company are referred to herein as a “party” and together as “parties.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
     1. Limited Guaranty. To induce the Company to enter into the Merger Agreement, the Guarantor hereby irrevocably and unconditionally guarantees to the Company, the payment, if and when due pursuant to the terms and conditions of the Merger Agreement, of (i) the Parent Termination Fee when required to be paid by Parent pursuant to and in accordance with Section 9.03 of the Merger Agreement or (ii) all of the liabilities and obligations of Parent or Sub under the Merger Agreement (including, without limitation, Section 7.09(b), Section 7.09(c) and Section 9.03(g), and as otherwise contemplated by Section 9.02) when required to be paid by Parent or Sub pursuant to and in accordance with the Merger Agreement (clauses (i) and (ii) collectively, the “Guaranteed Obligations”); provided, however, that, notwithstanding anything to the contrary set forth in this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or any other agreement contemplated hereby or thereby, in no event shall the liability of Guarantor pursuant to this Limited Guaranty exceed $175,000,000.00 (the “Maximum Liability Cap”), it being understood that in no event shall this Limited Guaranty be enforced without giving effect to the Maximum Liability Cap. The Company hereby agrees that (i) the Guarantor shall in no event be required to pay an amount in excess of the Maximum Liability Cap under or in respect of this Limited Guaranty, and (ii) neither the Guarantor nor any Guarantor Affiliate (as hereinafter defined) shall have any obligation or liability to any person relating to, arising out of or in connection with, this Limited Guaranty, other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.
     2. Terms of Limited Guaranty.
     (a) This Limited Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty up to the Maximum Liability Cap, regardless of whether an action is brought against one or both of Parent or Sub.
     (b) Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guaranty (including Section 6 hereof), the liability of the Guarantor under this Limited Guaranty shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of:
     (i) any change in the corporate existence, structure or ownership of Parent or Sub or the Guarantor, or any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Parent or Sub or the Guarantor or any of their respective assets;
     (ii) the existence of any claim, set-off or other right that (x) the Guarantor may have at any time against Parent or Sub or the Company or (y) Parent or Sub may have at any time against the Company, in each case, whether in connection with any Guaranteed Obligation or otherwise; or

     (iii) the addition, substitution or release of any person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement.
     (c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guaranty or acceptance of this Limited Guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Sub or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty.
     (d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’ obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.
     (e) Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees that the Guarantor may assert any defense that Parent or Sub could assert against the Company under the terms of the Merger Agreement as a defense with respect to its obligations under this Limited Guaranty.
     3. Waiver of Acceptance, Presentment; Etc. Subject to Section 2(e), the Guarantor expressly and irrevocably waives defenses on the basis of promptness, diligence, notice of acceptance hereof, presentment, demand for payment, notice of non-performance, default, dishonor, protest and any notice of any kind (other than notices to be provided in accordance with Section 13 hereof or Section 11.03 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, any right to require the marshalling of assets of one or both of Parent or Sub, or any other Person liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally (other than breach by the Company of this Limited Guaranty). Subject to Section 2(e), the Guarantor hereby unconditionally and irrevocably agrees that it shall not, directly or indirectly, institute any proceeding or make any claim asserting that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits and after the advice of counsel.
     4. Sole Remedy.
     (a) The Company acknowledges and agrees that, as of the date hereof, neither Parent nor Sub has any assets, other than their respective rights under the Merger Agreement and the agreements contemplated thereby. Except as specifically contemplated by this Limited Guaranty or the Equity Commitment Letter, the Company acknowledges and agrees that no funds are expected to be contributed to Parent or Sub unless the Offer Closing or Merger Closing occurs, and that, except for rights against Parent and Sub to the extent expressly provided in Section 11 of the Equity Commitment Letter (and the related obligations of Sponsor thereunder to call capital and maintain funds that are called) and Section 11.10(b) of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Sub by the Guarantor, any Guarantor Affiliate (as hereinafter below) or any other person.

     (b) Without limiting any obligations of Parent or Sub under the Merger Agreement or Guarantor under the Equity Commitment Letter, the Company agrees and acknowledges that no person other than the Guarantor has any obligations under this Limited Guaranty and that, notwithstanding that the Guarantor is a limited partnership, the Company hereunder has no remedy, recourse or right of recovery against, or contribution from, in each case, with respect to this Limited Guaranty (i) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or any Affiliates of the Guarantor (other than Parent or Sub), (ii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Sub, or (iii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or Affiliates (other than Guarantor, Parent or Sub) of any of the foregoing (those persons and entities described in the foregoing clauses (i), (ii) and (iii), together, with any other Non-Recourse Parent Party, being referred to herein collectively as “Guarantor Affiliates”), through the Guarantor, Parent or Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of the Guarantor, Parent or Sub against the Guarantor or any Guarantor Affiliate, or otherwise, except, in each case, for (x) its rights against the Guarantor under this Limited Guaranty, (y) its third party beneficiary rights under the Equity Commitment Letter and (z) its rights against Parent or Sub under the Merger Agreement; provided, however, that in the event that the Guarantor (i) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of the remaining net assets plus uncalled capital of the Guarantor is less than the amount of the Maximum Liability Cap and the transferee thereof does not assume, directly or indirectly, the Guarantor’s obligations hereunder, then, and in each such case, the Company may seek recourse, whether by the enforcement of any Judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability hereunder up to the amount of the Guaranteed Obligations for which the Guarantor is liable, as determined in accordance with this Limited Guaranty. As used herein, unless otherwise specified, the term Guarantor shall include the Guarantor’s Successor Entity.
     (c) The Company hereby covenants and agrees that it shall not institute, and shall cause each of its Affiliates and representatives not to institute, directly or indirectly, any Litigation arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter or the transactions contemplated thereby, against the Guarantor or any Guarantor Affiliate except for (i) claims by the Company against the Guarantor under and in accordance with this Limited Guaranty (the “Retained Guaranty Claims”), (ii) claims by the Company against Parent or Sub under and in accordance with the Merger Agreement (the “Retained Merger Agreement Claims”), (iii) with respect to the Confidentiality Agreement, claims by the Company against 3G Capital Partners Ltd. under and in accordance with the Confidentiality Agreement (the “Retained Confidentiality Agreement Claims”), or (iv) claims by the Company against Parent seeking to cause Parent to enforce the Equity Commitment Letter in accordance with its terms and subject to the limitations in the Merger Agreement (the “Retained Equity Commitment Claims” and together with the Retained Guaranty Claims, the Retained Merger Agreement Claims and the Retained Confidentiality Agreement Claims, the “Retained Claims”).
     (d) Recourse against the Guarantor solely with respect to the Retained Guaranty Claims, against Parent or Sub solely with respect to the Retained Merger Agreement Claims (and, in the case of Parent, the Retained Equity Commitment Claims) and against 3G Capital Partners Ltd. solely with respect to the Retained Confidentiality Agreement Claims shall be the sole and exclusive remedy of the Company and all of its Affiliates against the Guarantor or any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or any of the other agreements contemplated thereby, or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein.
     (e) For all purposes of this Limited Guaranty, a person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature relating to the Merger Agreement and the other agreements contemplated hereby against such person other than such actions as are expressly contemplated and permitted in the Merger Agreement and the other agreements contemplated hereby.
     5. Subrogation. The Guarantor will not exercise any rights of subrogation or contribution against Parent or Sub, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been indefeasibly paid in full.
     6. Termination.
     (a) The Guarantor shall have no further liability or obligation under this Limited Guaranty from and after the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement by Parent and the Company pursuant to Section 9.01(a) of the Merger Agreement, (iii) the termination of the Merger Agreement by the Company pursuant to Section 9.01(f) of the Merger Agreement, (iv) the payment by the Guarantor, Parent or Sub of the entire Parent Termination Fee or an amount of the Guaranteed Obligations equal to the Maximum Liability Cap, (v) an event of termination referred to in Section 6(b) or (vi) the six-month anniversary following termination of the Merger Agreement in accordance with its terms (other than any termination for which clause (ii) or (iii) applies), unless prior to such six-month anniversary (x) the Company shall have delivered a written notice with respect to any of the Guaranteed Obligations and (y) the Company shall have commenced a suit, action or other proceeding against Guarantor, Parent or Sub alleging the Parent Termination Fee is due and owing, or that Parent or Sub are liable for any breaches or any other payment obligations under the Merger Agreement or against the Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1; provided, that with respect to clause (vi), if the Merger Agreement has been terminated, such notice has been provided and such suit, action or other proceeding has been commenced, the Guarantor shall have no further liability or obligation under this Limited Guaranty from and after the earliest of (x) a final, non-appealable order of a court of competent jurisdiction in accordance with Section 14 hereof determining that the Guarantor does not owe any amount under this Limited Guaranty, and (y) a written agreement among the Guarantor and the Company that specifically references this Section 6(a)(vi) in which the Company acknowledges that the obligations and liabilities of the Guarantor pursuant to this Limited Guaranty are terminated.
     (b) In the event that the Company, directly or indirectly, institutes any proceeding or makes any claim asserting that the provisions of this Section 6 or Section 1 hereof are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Maximum Liability Cap (excluding in each case the exercise of the Company’s rights to specific performance under the Equity Commitment Letter and Section 11.10(b) of the Merger Agreement), then (x) the obligations and liabilities of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, and (y) none of the Guarantor, Parent, Sub nor any Guarantor Affiliate shall have any liability to the Company or any of its Affiliates under this Limited Guaranty.

     7. Continuing Guaranty; Change in Guaranteed Obligations; Certain Waivers.
     (a) Except to the extent that the obligations and liabilities of the Guarantor are terminated pursuant to the provisions of Section 6 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted transferees and assigns. All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.
     (b) The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and also may make any agreement with one or both of Parent and Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and one or both of Parent or Sub, on the other hand, without in any way impairing or affecting the obligations of the Guarantor under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against one or both of Parent or Sub; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Parent and Sub to the extent expressly required by the Merger Agreement); (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement (provided, that any such addition, substitution or release shall be subject to the prior written consent of Parent and Sub to the extent expressly required under the Merger Agreement); (d) any change in the corporate existence, structure or ownership of one or both of Parent or Sub or any other Person liable with respect to any of the Guaranteed Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting one or both of Parent or Sub or any other Person liable with respect to any of the Guaranteed Obligations; (f) subject to the last sentence of Section 2(a) hereof, any lack of validity or enforceability of the Guaranteed Obligations, the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights which the Guarantors may have at any time against one or both of Parent or Sub or the Company (other than defenses under the Merger Agreement), whether in connection with the Guaranteed Obligations or otherwise; or (h) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations.
     8. Release. By its acceptance of this Limited Guaranty, the Company hereby agrees that neither the Company nor any of its Affiliates has or shall have, and the Company agrees to the extent permitted by Law, that none of its Representatives has or shall have, any right of recovery against the Guarantor or any Guarantor Affiliate under or in connection with or related to the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter or the transactions contemplated thereby or otherwise relating thereto and hereby releases the Guarantor and each Guarantor Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter or any transaction contemplated thereby or otherwise relating thereto, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by or through a claim by or on behalf of the Guarantor, Parent or Sub or any other person against the Guarantor or any Guarantor Affiliate, or otherwise under any theory of law or equity; provided that the foregoing shall not constitute a release of or otherwise affect or limit any of the Retained Claims of the Company.
     9. Entire Agreement. This Limited Guaranty, together with the Merger Agreement, the Confidentiality Agreement and the Equity Commitment Letter constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, among Parent, Sub and the Guarantor or any Guarantor Affiliate on the one hand, and the Company or any of its Affiliates on the other hand.
     10. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof.
     11. No Third Party Beneficiaries. Except for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any person other than the parties hereto and any Guarantor Affiliate any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
     12. Counterparts; Facsimile and Electronic Signatures. This Limited Guaranty may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Limited Guaranty or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
     13. Notices. Except for notices that are specifically required by the terms of this Limited Guaranty to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile (with written confirmation of transmission); the business day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Guarantor, to:
3G Special Situations Fund II L.P.
600 Third Avenue, 37th Floor
New York, New York 10016
Fax No.: (212) 893-6728
Attention: Alexandre Behring
                 Daniel Schwartz

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Fax No.: (212) 446-6460
Attention: Stephen Fraidin, Esq.
                 William B. Sorabella, Esq.
If to the Company, to:
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
Fax No.: (305) 378-7112
Attention: Anne Chwat
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax No.: (212) 735-2000
Attention: Eileen T. Nugent, Esq.
                 Richard J. Grossman, Esq.
                 Thomas W. Greenberg, Esq.
and
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131
Fax No.: (305) 679-6311
Attention: Kara MacCullough, Esq.
     14. Governing Law; Jurisdiction; Venue; Service of Process. This Limited Guaranty, and all claims and causes of action arising out of, based upon, or related to this Limited Guaranty or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Any legal action, suit or proceeding arising out of, based upon or relating to this Limited Guaranty or the transactions contemplated hereby shall be brought solely in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the County of New Castle County in the State of Delaware) and any direct appellate court therefrom. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Limited Guaranty and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Limited Guaranty in any other court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Limited Guaranty, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process as set forth below, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Limited Guaranty, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action shall be effective if notice is given in accordance with Section 13 of this Limited Guaranty.
     15. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY, OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.
     16. Representations and Warranties. The Guarantor hereby represents and warrants with respect to itself to the Company that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all limited partnership power and authority to execute, deliver and perform this Limited Guaranty, (c) the execution, delivery and performance of this Limited Guaranty by the undersigned has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the undersigned are necessary therefor, (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms, (d) the Guarantor has uncalled capital commitments (other than those to be called pursuant to the Equity Commitment Letter) equal to or in excess of the Maximum Liability Cap, (e) the Guarantor has the right to call capital, and its limited partners or other investors have the obligation to fund such capital within ten (10) business days of the issuance of a capital call, in an aggregate amount equal to or in excess of the Maximum Liability Cap (including a capital call solely in connection with the payment of any of the Guaranteed Obligations), (f) the execution, delivery and performance by the undersigned of this Limited Guaranty do not and will not (i) violate the organizational documents of the undersigned, (ii) violate any applicable Law or Judgment, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which the undersigned is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Guarantor of the transactions contemplated by this Limited Guaranty on a timely basis and (g) it has the financial capacity to pay and perform all of its obligations under this Limited Guaranty, and all funds necessary to fulfill the Guaranteed Obligations under this Limited Guaranty shall be available to the Guarantor for as long as this Limited Guaranty shall remain in effect. The Guarantor acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this paragraph 16 and in the event of any breach hereof, the Company shall have a right to seek appropriate damages and any such damages shall be a “Guaranteed Obligation” for purposes of this Agreement.
     17. No Assignment. Neither the Guarantor nor the Company may assign their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company); provided that no such assignment by the Guarantor shall relieve the Guarantor of any of its obligations hereunder.
     18. Severability. If any term or other provision of this Limited Guaranty is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Limited Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Liability Cap provided in Section 1 hereof and to the provisions of Sections 2(e), 4, 5 and 8 hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     19. Confidentiality. Other than as required by Law or the rules of any national securities exchange, each of the parties agrees that it will not, nor will it permit its advisors or Affiliates to, disclose to any person or entity the contents of this Limited Guaranty, other than to Parent and Sub and their advisors who are instructed to maintain the confidentiality of this Limited Guaranty in accordance herewith.
     20. Headings. The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
     21. Relationship of the Parties. Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guaranty are solely contractual in nature.
     22. Capital Call Obligations. Guarantor shall comply with the provisions of Section 15 of the Equity Commitment Letter, irrespective of any termination thereof.
*****

                    IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

GUARANTOR:

3G Special Situations Fund II L.P.

By:	/s/ Daniel Schwartz
	Name:	Daniel Schwartz
	Title:	Director

Acknowledged by

COMPANY:

Burger King Holdings, Inc.

By:	/s/ John W. Chidsey
	Name:	John W. Chidsey
	Title:	Chief Executive Officer

Signature Page to Limited Guaranty